Exhibit 10.2

Sale of Shares Agreement for the purchase of

EGL by EGSA dated September 30, 2005

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SALE OF SHARES AGREEMENT

by and between : -

CHESTON MINERALS

(PROPRIETARY) LIMITED

EGH LIMITED

and

EASTERN GOLDFIELDS SA

(PROPRIETARY) LIMITED

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TABLE OF CONTENTS

HYPERLINK \l "TOC2"

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AGREEMENT

Dated 1 October 2005

1.	PARTIES
1.1	The parties to this agreement are -
1.1.1	Cheston Minerals (Proprietary) Limited;
1.1.2	EGH Limited;
1.1.3	Eastern Goldfields SA (Proprietary) Limited.
1.2	The parties agree as set out below.
2.	INTERPRETATION
2.1	In this agreement, unless clearly inconsistent with or otherwise indicated by the context -
2.1.1	"the/this agreement" means the agreement set out in this document and the appendices hereto;
2.1.2

"the A shares" means the fully paid automatically redeemable A class preference shares in the authorised share capital of the purchaser having the terms and conditions set out in Appendix 2.1.2 hereto;

2.1.3

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"Cheston" means Cheston Minerals (Proprietary) Limited, (Registration Number 1993/006878/07), a company duly registered according to the company laws of the Republic of South Africa;

2.1.4	"the closing date" means 5 (five) business days after the date of signature;
2.1.5	"the company" means Eastern Goldfields Limited, (Registration Number 1987/005398/06), a company duly registered according to the company laws of the Republic of South Africa;
2.1.6	"the date of signature" means the date of signature of this agreement by the last party signing;
2.1.7	"the documents of title" means collectively -
2.1.7.1

the share certificates in respect of the shares together with transfer forms in respect thereof duly completed and signed by the registered holder/s or its/their duly authorised representative/s in accordance with the articles of association of the company on a date not more than 1 (one) business before the closing date, but blank as to transferee;

2.1.7.2

and if required a certified copy of a resolution of the directors of the company, passed in accordance with the articles of association of the company appointing the purchaser's nominees as directors of the companies;

2.1.7.3	the company's memorandum and articles of association, certificate of incorporation and (if

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applicable) certificate to commence business, share register and minute book; and

2.1.7.4	all other books, documents and records of the company whether of an accounting nature or otherwise;
2.1.8	"the effective date" means the date of signature;
2.1.9	"EGH" means EGH Limited (Registration Number 495596), a company duly registered according to the company laws of the British Virgin Islands;
2.1.10	the purchase price" means the purchase price of the shares referred to in 5.1;
2.1.11

"the purchaser" means Eastern Goldfields SA (Proprietary) Limited, (Registration Number 1993/006883/07), a company duly incorporated with limited liability according to the company laws of the Republic of South Africa;

2.1.12	"the sellers" means Cheston and EGH or any one or some of them as the context may indicate;
2.1.13

"the shares" means 1 000 000 (one million) ordinary shares of R0,01 (One Cent) each in the issued share capital of the company constituting 100% (one hundred per centum) of the issued share capital of the company;

2.1.14	any reference to the singular includes the plural and vice versa;
2.1.15	any reference to natural persons includes legal persons and vice versa;

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2.1.16	any reference to a gender includes the other genders;
2.2	The terms "holding company" and "subsidiary" shall bear the meaning assigned to them in the Companies Act No 61 of 1973 (as amended).
2.3

Should any provision in a definition be a substantive provision conferring rights or imposing obligations on any party, then effect shall be given to that provision as if it were a substantive provision in the body of this agreement.

2.4	Any reference to an enactment, regulation, rule or by-law is that enactment, regulation, rule or by-law as at the signature date, and as amended or replaced from time to time.
2.5

Where any number of days is prescribed, such number shall exclude the first and include the last day, unless the last day falls on a Saturday, Sunday or public holiday in the Republic of South Africa, in which case the last day shall be the next succeeding day which is not a Saturday, Sunday or public holiday.

2.6

The use of the word "including" followed by a specific example/s shall not be construed as limiting the meaning of the general wording succeeding it and the eiusdem generis rule shall not be applied in the interpretation of such general wording or such specific example/s.

2.7

The expiration or termination of this agreement shall not affect those provisions of this agreement which expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding the fact that the clauses themselves do not expressly provide this.

2.8

In its interpretation, the contra proferentem rule of construction shall not apply (this agreement being the product of negotiations between the parties) nor shall this agreement be construed in favour of or against any party by reason of the extent to which any party or its professional advisors

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participated in the preparation of this agreement.

2.9	Recordals shall be binding on the parties and are not merely for information purposes.
2.10	The clause headings in this agreement have been inserted for convenience only and shall not be taken into account in its interpretation.
2.11	Words and expressions defined in any sub-clause shall, for the purposes of the clause of which that sub-clause forms part, bear the meaning assigned to such words and expressions in that sub-clause.
2.12	All amounts payable in terms of this agreement are exclusive of VAT unless otherwise indicated.
2.13	This agreement shall be governed by and construed and interpreted in accordance with the laws of the Republic of South Africa.
3.

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BACKGROUND

It is recorded that the sellers wish, in terms of Section 45 of the Income Tax Act, to re-organise their shareholding in the company by transferring their shares in the company to a holding company (being the purchaser) in consideration for which the purchaser will issue the A shares to the sellers. In order to give effect to the intent of the sellers, the sellers wish to enter into this agreement and accordingly agree as follows :

4.	SALE OF SHARES

The sellers sell the shares to the purchaser who hereby purchases same with effect from the effective date, on which date all risk in and benefits attaching to the shares shall pass to the purchaser.

5.	PURCHASE PRICE AND PAYMENT THEREOF
5.1	The purchase price payable by the purchaser to the sellers for the shares is R42 000 000,00 (forty two million Rand)
5.2

The purchase price shall be paid by the purchaser to the sellers on the closing date by the purchaser allotting and issuing to the sellers 5 176 991 (five million one hundred and seventy six thousand nine hundred and ninety one) A shares which will, after such issue, result in the sellers becoming the registered and beneficial owners of 100% (one hundred per centum) of the issued A share capital of the purchaser which A shares shall be issued to the sellers as follows :-

5.2.1	to Cheston 3 121 392 (three million one hundred and twenty one thousand three hundred and ninety two) A class shares;
5.2.2	to EGH 2 055 599 (two million and fifty five thousand five hundred and ninety nine) A class shares.

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5.3

The purchaser undertakes to procure that the A shares to be issued to EGH in terms of clause 5.2.2 will be endorsed non-resident, provided that the share certificate in EGL held by EGH prior to the conclusion of this agreement is endorsed non-resident. If this is not the case then the purchase will be required to obtain approval from the South African Reserve Bank, which approval will be a condition precedent to this agreement.

6.	PAYMENTS AND INTEREST

All payments in terms of or arising out of this agreement shall be made free of bank exchange, commission and all other deductions to the party entitled thereto.

7.	CLOSING
7.1	At 10h30, on the closing date, the sellers and the purchaser shall meet at the offices of the purchaser ("the closing meeting").
7.2	At the closing meeting and against compliance by the purchaser with its obligations in terms of 5.2, the sellers shall deliver the documents of title to the purchaser.
8.	ANNOUNCEMENTS

No party shall without the prior consent of the others, issue or make public announcements or release or make available any information regarding this agreement or its implementation or the business or affairs of the company. Once the parties in question have approved any such announcement or statement or released information, the approving parties shall automatically be entitled to issue or make the same announcement or statement or release the information in question in such same approved format.

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9.	WARRANTIES

It is recorded that the transaction contemplated in this agreement constitutes a restructure of the shareholding of the sellers as is provided for in 3. Accordingly save for the sellers warranting that on the closing date, the purchaser will become the sole registered and beneficial owner of the shares sold by the sellers and that on such date, full free and unencumbered ownership in and to such shares sold by the sellers shall pass to the purchaser, the sellers give and make no warranties of whatsoever nature and however arising in respect of the company and/or the shares and accordingly the sale is effected voetstoots.

10.	BREACH

Should any party ("the defaulting party") commit a breach of any of the provisions of this agreement, then the other parties (or any one of them) ("the aggrieved party") shall be obliged to give the defaulting party 21 (twenty one) days written notice, or such longer period as may be reasonable in the circumstances, to remedy the breach. If the defaulting party fails to comply with such notice, the aggrieved party shall be entitled to claim immediate payment and/or performance by the defaulting party of all the defaulting party's obligations in either event without prejudice to the aggrieved party's right to claim damages. The aforegoing is without prejudice to such other rights that the aggrieved party may have at law.

11.	ARBITRATION
11.1	Save as otherwise expressly provided in this agreement, should any dispute arise between any of the parties in regard to : -
11.1.1	the interpretation of;
11.1.2	the effect of;
11.1.3	the parties' respective rights or obligations under;

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11.1.4	a breach of;
11.1.5	the termination of; or
11.1.6	any matter arising out of the termination of this agreement,
11.1.7	that dispute shall be decided by arbitration in the manner set out in this clause 11.
11.2

The arbitrator shall be appointed by the parties, and failing agreement, shall be nominated by the Arbitration Foundation of Southern Africa ("AFSA"). Should AFSA not be in existence at the time, the nomination shall be by the Chairman for the time being of the Johannesburg Bar Council.

11.3	The arbitration shall be held at Johannesburg.
11.4

The arbitration shall be held in accordance with the Rules of AFSA, or if AFSA shall not be in existence, in accordance with the formalities and procedures settled by the arbitrator, which shall be in an informal and summary manner, that is, it shall not be necessary to observe or carry out either the usual formalities or procedure or the strict rules of evidence, and otherwise subject as aforesaid of the Arbitration Act, 1965 of the Republic of South Africa and any statutory modification or re-enactment thereof.

11.5	The arbitrator shall be entitled to : -
11.5.1	investigate or cause to be investigated any matter, fact or thing which he considers necessary or desirable in connection with any matter referred to him for decision; and
11.5.2	make such award, including an award for specific performance, an interdict, damages or a penalty or the costs of arbitration or otherwise as he in his discretion may deem fit and appropriate.

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11.6	The arbitration shall be held as quickly as possible after it is demanded, with a view to it being completed within thirty days after it has been so demanded.
11.7	This clause is severable from the rest of the agreement and shall therefore remain in effect even if this agreement is terminated.
11.8	This clause 11 shall not preclude any party from obtaining interim relief on an urgent basis from a court of competent jurisdiction pending the decision of the arbitrator.
11.9

The parties hereby consent to the non exclusive jurisdiction of the High Court of South Africa (Witwatersrand Local Division) in respect of the proceedings in this clause 11 and the above Court shall have jurisdiction to enforce any award made by an arbitrator under this clause 11.

12.	NOTICES AND DOMICILIUM
12.1

The parties choose as their domicilium citandi et executandi their respective addresses set out in this clause for all purposes arising out of or in connection with this agreement at which addresses all the processes and notices arising out of or in connection with this agreement, its breach or termination may validly be served upon or delivered to the parties.

12.2

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For the purpose of this agreement the parties' respective addresses shall be -

12.2.1	as regards Cheston at;

8 Streak Street

Nelspruit, 1200

South Africa;

facsimile number (013) 752 6978;

12.2.2	as regards EGH at:

Pausilippe

Chemin des Trois-Portes 11

Ch-2000 Neuchâtel

Switzerland;

facsimile number 09 41 32 723 2501;

12.2.3	as regards Eastern Goldfields SA (Proprietary) Limited at;

8 Streak Street

Nelspruit, 1200

South Africa;

facsimile number (013) 752 6978;

or at such other address not being a post office box or poste restante, of which the party concerned may notify the others in writing.

12.3	Any notice given in terms of this agreement shall be in writing and shall -
12.3.1	if delivered by hand be deemed to have been duly received by the addressee on the date of delivery;
12.3.2	if posted by prepaid registered post be deemed to have been

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received by the addressee on the 8th (eighth) day following the date of such posting;

12.3.3	if transmitted by facsimile be deemed to have been received by the addressee 1 (one) day after despatch.
12.4

Notwithstanding anything to the contrary contained in this agreement, a written notice or communication actually received by one of the parties from another including by way of facsimile transmission shall be adequate written notice or communication to such party.

13.	COUNTERPARTS

This agreement may be signed in counterparts and the copies signed in counterpart shall constitute the agreement. This shall include faxed copies of this document.

14.	WHOLE AGREEMENT

This agreement constitutes the whole agreement between the parties as to the subject-matter hereof and no agreement, representations or warranties between the parties other than those set out herein are binding on the parties.

15.	VARIATION

No addition to or variation, consensual cancellation or novation of this agreement and no waiver of any right arising from this agreement or its breach or termination shall be of any force or effect unless reduced to writing and signed by all the parties or their duly authorised representatives.

16.	RELAXATION

No latitude, extension of time or other indulgence which may be given or allowed by any party to any other party in respect of the performance of any obligation

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hereunder or enforcement of any right arising from this agreement and no single or partial exercise of any right by any party shall under any circumstances be construed to be an implied consent by such party or operate as a waiver or a novation of, or otherwise affect any of that party's rights in terms of or arising from this agreement or estop such party from enforcing, at any time and without notice, strict and punctual compliance with each and every provision or term hereof.

17.	COSTS

The costs of Routledge Modise Moss Morris Attorneys in preparing, negotiating and finalising this agreement shall be borne and paid for by the purchaser.

SIGNED at	on	2005

AS WITNESSES :

1.	___________________________	For:	CHESTON MINERALS

(PROPRIETARY) LIMITED

2.	___________________________	______________________

Duly authorised

SIGNED at	on	2005

AS WITNESSES :

1.	___________________________	For:	EGH LIMITED

2.	___________________________	______________________

Duly authorised

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SIGNED at	on	2005

AS WITNESSES :

1.	___________________________ For: EASTERN GOLDFIELDS SA (PROPRIETARY)

LIMITED

2.	___________________________	_____________________

Duly authorised

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Annexure 2.1.2

TERMS AND CONDITIONS ATTACHING TO THE AUTOMATICALLY REDEEMABLE A CLASS PREFERENCE SHARES

1.	Eastern Goldfields SA (Proprietary) Limited ("the company") may from time to time –
1.1	issue preference shares which are or at the option of the company are liable to be redeemed; or
1.2	by special resolution convert any of its preference shares into redeemable shares
2.	Rights and Conditions attaching to the Redeemable A Class Preference Shares

2.1

2.1.1

“the A Class preference shares" means the fully paid automatically redeemable A class preference shares in the issued share capital of the purchaser of a nominal value of 0,01 (point zero one) cent each allotted and issued at the issue price;

2.1.2	"business day" means any day other than a Saturday, Sunday or public holiday in the RSA;
2.1.3

“family entity" means any settlement, foundation, trust, company or corporation or the equivalent of any of the foregoing or any other entity established or which is established in the future anywhere in the world if such settlement, foundation, trust, company or corporation or such equivalent or other entity has as its majority beneficiaries (in entitlement once any benefit vests in a beneficiary or in number if the vesting of any benefit remains in the discretion of any trustee) or majority discretionary or non-discretionary objects or majority shareholders or majority members the shareholder of the relevant A Class preference shares;

2.1.4	“family member” means any person who is a spouse, sibling, son, daughter, father, mother, grandchild or grandparent of an A Class preference shareholder.
2.1.5	"ordinary shares" means ordinary shares of a nominal value of ten cents each in the capital of the purchaser;
2.1.6	"EGI” – Eastern Goldfields Incorporated, a company registered in the United States of America;
2.2	The following rights, privileges and conditions shall attach to the A Class preference

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shares:

2.2.1

each A Class preference share shall be issued at its par value, that is 0,01 (point zero one) cent per A Class preference share plus a premium which will result in the price at which each A Class preference share will be issued being the issue price on the basis that -

2.2.1.1	if the issued ordinary shares in the capital of EGI are consolidated or subdivided, the same will apply, mutatis mutandis, to the A Class preference shares;
2.2.1.2

if any rights issue is implemented by EGI the purchaser will automatically have a rights issue in respect of the A Class preference shares with the terms of the rights issue in respect of the A Class preference shares being identical to the rights issue implemented by EGI in all respects which will include but not be limited to the price per rights issue share and ratio of rights shares to exiting shares;

2.2.1.3

if the ordinary shareholders of EGI receive shares in substitution for all their EGI shares then the number of A Class preference shares will be automatically adjusted such that each A Class preference share will be substituted with such number of A Class preference shares as equals the number of substitution shares issued for each EGI ordinary share;

2.2.1.4	share options may be granted and shares issued pursuant thereto to cater for the incentivization of employees of and consultants to the purchaser, its subsidiaries and holding companies

2.2.2

The holders of the A Class preference shares shall only be entitled to a dividend if EGI declares dividends in respect of any year, and then each A Class preference share shall be entitled to a preference dividend out of the profits of the purchaser available for distribution per A Class preference share equal to “D” calculated in accordance with the following formula–

D	= A x Fx

Where –

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A = the dividend declared and payable by EGI in respect of each EGI share; and

Fx = the spot foreign exchange rate quoted by Standard Bank of South Africa Limited on the date upon which the relevant EGI dividend is payable to EGI ordinary shareholders.

2.2.3

The purchaser in general meeting or the directors of the purchaser shall be entitled to declare preference dividends in respect of the A Class preference shares due in accordance with para 2.2.2 on the basis that the preference dividend payable shall be payable, within 4 (four) months after the date upon which the relevant dividend is declared to the shareholders of EGI, to the holders of the A Class preference shares registered as such on the declaration date of the relevant EGI dividend.

2.2.4

With respect to voting rights in the purchaser each ordinary share shall have 1, 000, 000 (one million) votes and each A Class preference shares shall have 1 (one) vote. The holders of A Class preference shares shall be entitled to receive notice of and to attend and vote at any general meeting of the purchaser.

2.2.5

Payment in respect of preference dividends and any other payments shall be made in the currency of South African Rands at the risk of the relevant holder of A Class preference shares either by cheque sent by prepaid registered post to the address of each holder of Class preference shares as recorded in the register of the purchaser's shareholders or by electronic transfer to such bank account nominated in writing by any holder of A Class preference shares for such purpose.

2.2.6	All or any of the rights attaching to the issued A Class preference shares may not be modified, altered, varied, added to or abrogated, without the prior written consent of the
2.2.6.1

holders of at least three-quarters of the issued A Class preference shares or the sanction of a resolution of the holders of the issued A Class preference shares passed at a separate general meeting of such holders and at which the holders of the A Class preference shares holding in the aggregate not less than one quarter of the total votes of all the holders of the A Class preference shares holding securities entitled to vote at that meeting are present in person or by proxy and the resolution has been passed by not less than three quarters of the total votes to which the holders of the A Class preference shares present in person or by proxy are entitled to vote; and

2.2.6.2	holders of three quarters of the ordinary shares.
2.2.7	No shares in the capital of the purchaser, ranking in priority to or pari passu

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with the A Class preference shares of any class but excluding the issue of ordinary shares, shall be created or issued, without the prior written consent of the holders of at least three-quarters of the issued A Class preference shares or the sanction of a resolution of the holders of the issued A Class preference shares passed at a separate general meeting of such holders and at which the holders of the A Class preference shares holding in the aggregate not less than one quarter of the total votes of all the holders of the A Class preference shares holding securities entitled to vote at that meeting are present in person or by proxy and the resolution has been passed by not less than three quarters of the total votes to which the holders of the A Class preference shares present in person or by proxy are entitled to vote.

2.2.8

The purchaser can not be put into voluntary liquidation by its ordinary shareholders, without the prior written consent of the holders of at least three-quarters of the issued A Class preference shares or the sanction of a resolution of the holders of the issued A Class preference shares passed at a separate general meeting of such holders and at which the holders of the A Class preference shares holding in the aggregate not less than one quarter of the total votes of all the holders of the A Class preference shares holding securities entitled to vote at that meeting are present in person or by proxy and the resolution has been passed by not less than three quarters of the total votes to which the holders of the A Class preference shares present in person or by proxy are entitled to vote.

2.2.9

Should EGI acquire any A Class preference share the purchaser shall automatically redeem out of moneys which may be lawfully applied for that purpose those A Class preference shares on the basis that the price payable for each A Class preference share on redemption of same will be at a redemption price of 0,01 (point zero one) cent per A Class preference share. Notwithstanding the provisions of this para 2.2.9, all of the A Class preference shares that are in issue at 30 September 2025 or if earlier the winding-up of the Purchaser shall be automatically redeemed on the basis that the price payable for the redemption of each A Class preference share on redemption of same will be at a redemption price of 0, 01 (point zero one) cents per A Class preference share and no other amount.

2.2.10

At every meeting of the holders of the A Class preference shares the provisions of the articles of the purchaser relating to general meetings of holders of ordinary shares shall apply mutatis mutandis except that a quorum at any such general meeting of the holders of the A Class preference shares shall be a person or persons holding or representing by proxy at least 25% (twenty five per centum) of the issued A Class preference shares, provided that if at any adjournment of such meeting a quorum is not present, then the provisions of the relevant articles of the purchaser relating to adjourned meetings shall, mutatis mutandis, apply.

2.2.11

Upon the date of redemption of any A Class preference shares, there shall be paid on any A Class preference shares redeemed, all preference dividends (including any which are in arrear) accrued in respect of the same, up to the date of redemption thereof, and the preference dividends thereon shall cease to accrue from that date unless, upon surrender of the share certificate in respect of the A Class preference shares, payment of the redemption moneys is not affected by the

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purchaser. The holders of the A Class preference shares shall deliver the certificate/s representing those A Class preference shares which are to be redeemed to the purchaser at its registered office. Upon such delivery of the share certificate/s the purchaser shall pay to the holders of the A Class preference shares the amount due in respect of the redemption and shall then be entitled to cancel the relevant A Class preference shares.

2.2.12

If any certificate/s so delivered to the purchaser include any A Class preference shares which are not to be acquired by EGI and not to be redeemed, a new certificate for the A Class preference shares not to be acquired by EGI and not to be redeemed shall be issued to the holders of the A Class preference shares within 7 (seven) days after delivery of such certificate/s to the purchaser’s registered office.

2.2.13	The purchaser shall not be liable to a shareholder of A Class preference shares for interest on any unclaimed redemption moneys and arrear dividends.
2.2.14	Any dividends payable in respect of A Class preference shares (including any which are in arrears) that remain unclaimed for 3 (three) years may become the property of the purchaser.
2.2.15

The holders of the A Class preference shares shall not be entitled to dispose of any A Class preference shares to any third party other than EGI and the share certificates issued in respect of the A Class preference shares shall be endorsed to this effect. Notwithstanding the provisions of this para 2.2.15 a holder of the A Class preference shares shall be entitled to transfer the relevant A Class preference shares to a family entity or a family member provided that they pay any and all costs relating to the transfer.

2.2.16	For the purposes of this para 2, where figures are referred to in numerals and in words, if there is any conflict between the two, the words shall prevail.
2.2.17	No additional shares in the capital of the purchaser of the same or similar nature as the A Class preference shares shall be issued save as provided for in para 2.2.1.
2.2.18

Save for the dividends referred to in 2.2.2 and the redemption of the A Class preference shares at par pursuant to para 2.2.9 then the A Class preference shares shall not confer on their holders the right to participate in the net results of operations and or net assets of the Purchaser.